EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear
January 9, 2007
10:00 a.m. CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy third quarter earnings conference call for fiscal 2007. At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up to questions and answers after the presentation.

Our speakers for this morning's conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Thomas Benson, Senior Vice President and Chief Financial Officer, and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear. Please go ahead, sir.

Robert Spear: Good morning everyone, and welcome to Helen of Troy's third quarter earnings conference call for fiscal 2007. The agenda for this morning's conference call is as follows.

We'll have a brief forward-looking statement review, followed by Mr. Rubin who will discuss our third quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we'll open it up for a question and answer session for those of you with any further questions.

First the Safe Harbor statement. This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally the words anticipates, believes, expects and other similar words identify forward-looking statements. The company cautions listeners to not place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company's Form 10-Q filed with the Securities & - the Securities & Exchange Commission for the third quarter fiscal year 2007 ended November 30, 2006.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today's earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the investor relations tab on our home page and then the news tab.

I'll now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin: Thank you, Bob and good morning to everybody, and welcome to our third quarter conference call.

Helen of Troy, Limited, today reported sales and net earnings for the quarter ended November 30th, 2006. Third quarter sales increased eight percent to 213,437,000, versus sales of 197,458 in the period of the prior year.

Third quarter earnings before income tax increased seven percent to 25.5 million from 23.8 million in the prior year quarter. Third quarter net earnings were 22.8 million, or 72 cents per fully diluted share, compared to $22.7 million, or 72 cents per fully diluted share for the same period a year earlier, an increase in net earnings of one percent.

Sales for the net - for the nine months ending November 30th, 2006 increased eight percent to 491 million, versus 455 million for the previous year. Net earnings for the first nine months of this year were 40,366,000 or $1.28 per diluted share versus 42,666,000 or $1.34 per share in the same period of last year.

Third quarter earnings before interest, taxes, depreciation and amortization EBITDA increased eight percent to 33 million versus 30.6 million from the - for the prior year quarter. EBITDA for the nine-month period increased four percent to 68.3 million, compared to 65.8 million for the same period of the prior year.

For the third quarter, sales in our personal care segment increased eight percent to $174 million, compared with 161 million for the same period last year. Net sales in the personal care segment for the nine-month period increased eight percent to 390 million, compared to 362 million for the same period last year.

Net sales in our housewares segment for the third fiscal quarter increased nine percent to 39,700,000, compared with 36,500,000 for the same period last year.

Net sales for the housewares segment for the nine-month period increased nine percent to $101 million, compared to 93 million for the same period last year.

We are very pleased with our sales increase for the quarter and for the year. But our gross margin - there was gross margin pressure in both the personal care and housewares segment, and expenses associated with the OXO warehouse transition, and related shipping difficulties impacted our overall operating margins, and negatively impacted our net earnings for the quarter and the year. The increased expenses related to operating two warehouses will continue through this year's fourth quarter, but we do not expect to incur these additional warehouse expenses in the next fiscal year, as we plan to be out of our old warehouse by March 1st.

As of November 30th, Helen of Troy's balance sheet remains strong with stockholder equity at ((inaudible)) seven million, or 10 percent from the comparable period last year. Our cash position as of November 30th stood at 59 million, versus cash of 20 million in the prior year, an increase of $39 million.

Our inventories at November 30th declined 21 percent to 146 million, versus 185 million, a decrease in 38 and a half million dollars for the same period in the prior year, while sales increased by eight percent. This was one of our company objectives to lower our inventory, and we have achieved a major reduction in our inventory by lowering the inventory almost $39 million.

For the fourth quarter ending February 28th, 2007, we currently expect overall sales to be in the range of 135 to 140 million, compared to last year's fourth quarter sales of 134.5 million. Earnings per share for the fourth quarter are currently expected to be in the range of 25 to 30 cents per diluted share versus the prior year's fourth quarter earnings of 21 cents per diluted share.

Sales for the fiscal year ending February 29th, 2007 are currently expected to be in the range of 626 to $630 million, with earnings per share anticipated to be in the range of $1.53 to $1.58, versus our previous guidance of $1.70 to $1.80.

For the fiscal year beginning March 1st, 2007, we are providing guidance of annual sales in excess of $660 million, and annual earnings in excess of $2 per diluted share. We believe these increases will be driven by new product introductions, reductions in non-reoccurring expenses, and more efficient operations. Some of our specific objectives for fiscal 2008 that we believe should help us drive expected increases in sales and net earnings are as follows.

The placement and sales of Bed Head by TIGI and Toni & Guy appliances, both domestically and internationally. This is a new license that we can talk about later. Expansion of fusion tool appliance placement and sales in the professional salon distribution channels. Lower warehouse shipping and transportation expenses as our staff gains efficiencies through experience and the elimination of expenses associated with our currently leased 619,000 square foot warehouse at the beginning of the new fiscal year.

New OXO product introductions, including, but not limited to the Candela line of rechargeable lighting products, as well as expanded international OXO distribution, and placement in the regional markets of the U.K., England and Japan.

Increased profitability for Idelle Labs in international appliance sales as expenses are reduced over prior year, and expected sales of higher margin goods that will favorably impact the overall sales mix. Expanded distribution in the brush, comb and accessory category, and price increases to customers in several of our personal care and housewares categories that will go into effect next year.

We are - we especially believe that the new Bed Head by TIGI product line of appliances and related products has significant future growth potential, and we are very excited that this new line of products will now become a - will become a major contributor to Helen of Troy's overall future increased profitability.

I would now like to turn this conference call over to Tom Benson, our CFO, who will do the financial review.

Thomas Benson: Thank you, (Gerry), and good morning everyone. We are pleased with our sales performance for the third quarter, but are still having gross profit pressure in higher selling, general and administrative expenses as a result of our domestic warehouse transition. Third quarter net sales increased year - increased eight percent year-over-year. Sales for the third quarter of fiscal 2007 were 213.4 million, compared to 197.5 million in the prior year. This is an increase of $15.9 million, or eight percent. I will discuss the reasons for the sales increase under our segment net sales information.

Our third quarter operating income increased 1.6 percent year-over-year. Operating income for the third quarter of fiscal 2007 was 29.1 million, which is 13.6 percent of sales, compared to 28.6 million, which is 14.5 percent of sales in the prior year fiscal quarter. This represents an increase of $500,000, or 1.6 percent.

Third quarter net income increased one percent in dollar terms year-over-year. Net income for the third quarter of fiscal 2007 was 22.8 million, which is 10.7 percent of sales, compared to 22.7 million, which is 11.5 percent of sales in the prior year quarter. This represents an increase of $100,000, or .6 percent.

The third quarter diluted earnings per share was 72 cents this fiscal quarter, compared to 72 cents in the year ago fiscal quarter.

Now I will provide a more detailed review of the various components of our financial performance.

Our housewares segment is the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbecue, barware, garden, automotive, hardware, storage and organization. Brands that we sell include OXO Good Grips, OXO (Steel) and OXO (Soft Works).

The housewares segment's net sales for the third fiscal quarter in 2007 were 39.7 million, compared to 36.5 million in the year ago quarter. This represents an increase of 3.2 million, or nine percent.

Sales increases have been primarily driven by continued new product introductions with existing customers, as well as new distribution in the grocery channel. Our other segment is our personal care segment, and includes the following product lines, appliances. Products in this group include hair dryers, curling irons, thermal brushes, hair straighteners, massagers, spa products, footbaths and electric clippers and trimmers. Key brands in appliance include Revlon, Vidal Sassoon, Sunbeam, Health o Meter, Dr. Scholl's, Hot Tools and Wigo.

Grooming, skin care and hair products are included in the personal care segment, and consist of the following brands. Brut, Sea Breeze, SkinMilk, Vitalis, Ammens, Condition 3-in-1, Final Net and Vitapointe.

Brushes, combs and accessories are also included in the personal care segment. Key brands in the - in the product category include Revlon, Vidal Sassoon and Karina. The personal care segment net sales for the third quarter of fiscal 2007 were 173.7 million, compared to 161 million in the prior year fiscal quarter. This represents an increase of $12.7 million, or eight percent.

Net sales increase as a result of new product introductions including Fusion Tools, Brut Revolution, and Toni & Guy brand appliances, and unit volume and price increases.

Gross profit for the third quarter was 91.5 million, which is 42.9 percent of sales, compared to 86 million, or 43.6 percent of sales in the prior year quarter. This represents an increase of $5.4 million, or 6.3 percent dollar growth.

The decrease in gross profit percentage of .7 percentage points is primarily due to a combination of the housewares segment expansion into higher unit, lower margin product lines, more direct import sales which are sold at a lower margin, and product cost increases.

Selling, general and administrative expenses for the third quarter increased .1 percentage point as a percent of sales. SG&A expense was 62.4 million for the third fiscal quarter of 2007, which is 29.2 percent of sales, compared to 57.4 million, 29.1 percent of sales in the prior year fiscal quarter. This is a increase of $5 million, or .1 percentage point.

The increase in SG&A percentage is primarily due to the impact of increases in depreciation, higher facility related costs and compliance charges from the operational transition of our domestic distribution system, as well as increased personnel costs.

Interest expense is up 228,000 for the quarter due to higher interest rates on debt. Total debt was down 67 million at November 30th, 2006, compared to November 30th, 2005.

Our tax expense for the third fiscal quarter of 2007 was 2.7 million, which is 10.5 percent of income before taxes. This compares to 1.1 million, 4.6 percent of income before taxes in the prior year quarter. The effective tax rate is up 5.9 percentage points compared to the prior year.

We believe a 10 to 12 percent rate is a normalized rate. Last year's tax rate was low - due to lower income in the United States, and losses in Europe, which are both high tax rate jurisdictions.

I will now discuss our financial position. Our cash balance was 59 million at November 30th, 2006, compared to 20 million the prior year. We have a - we have a 75 million revolving line of credit in place, of which we have no borrowings. Our cash position as of today is approximately $70 million, and that is after a $10 million debt repayment we made in the last week.

Accounts receivable increased $2.8 million year-over-year. On a trailing 12-month basis, accounts receivable days outstanding decreased to 78.5 days at November 30th, 2006, compared to 85.7 days at November 30th, 2005. On a current sales basis, accounts receivable days outstanding are 69 days, compared to 74 days a year ago, an improvement of five days.

Inventories at November 30th, 2006 decreased 38.6 million from November 30th, 2005. As (Gerry) mentioned, that was one of our initiatives to this - for this year, and we have accomplished our goal.

Shareholder's equity increased 46.8 million to 515.7 million at November 30th, 2006, compared to November 30th, 2005.

I will now turn it over to (Gerry) for additional comments and questions.

Gerald Rubin: Operator, I would like to open the floor up for questions.

Operator: Thank you very much. The question-and-answer session will begin now. If you're using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your push button phone. Should you wish to withdraw your question, please press the pound key. Your question will be taken in the order it is received. Please stand by for the first question.

And the first question comes from Kathleen Reed, Stanford Financial.

Kathleen Reed: Good morning.

Male: Good morning.

Kathleen Reed: The first question on the warehouse, I guess and the move to the - to the one new facility, can you just tell us what the total charges are for - that you expect to incur in fiscal '07, what actually are the problems, I guess if it's still with OXO, it sounds like Idelle labs is transitioning fine. And if you're still on track to - or if you already are moving the personal care appliances business to that new center I guess in your fourth quarter, so that would be now.

Male: OK. We are in the middle of the transition of the personal care appliance business over to the new warehouse. It's currently going very well. As most people know, the initial opening of that warehouse opened late last year where we moved our grooming and skin care business into it in late December, then in early calendar 2006, we moved our OXO inventory in it.

The startup of the OXO was troubling for us, and as a result of that, we made a decision to leave our appliance inventory in the old warehouse. Currently we expect to be out of the old warehouse by the end of February, and not to incur both the duplicate warehouse costs and also the cost to transition next year. We're not putting specific numbers out on those costs, but they were in the millions of dollars this year that we do not expect to incur next year.

Kathleen Reed: OK. Are you still - you had given savings from the new warehouse in the eight to - eight to $10 million range I guess on an annualized basis, is that still a good run rate to use for fiscal '08 from your new facility?

Male: When we gave that eight to $10 million savings out, we said that was savings in SG&A, including the warehouse in other costs. Some of those savings have already been achieved in this fiscal year, and other - the remaining ones will really be the warehouse costs, and some of the startup costs associated that we - that we're anticipating achieving next year.

Kathleen Reed: OK. Can you - not to keep asking about the warehouse, but it - because it sounds like your sales did real well this quarter, but can you break out if there were any warehouse costs in your gross margin line, or if they were all in your SG&A line? And you usually in your SG&A line give us, you know, since it increased $5 million, you usually break out the components of the SG&A year-over-year increase. Can you do that for us this quarter?

Male: In our gross profit line, there is no meaningful impact from the warehouse transition. In earlier quarters, there were concessions we made to certain customers, but those had ended by the time we got into this third quarter. Our SG&A costs do have higher warehousing costs as a result of this ongoing transition. And we expect that in the fourth quarter we're going to have again as I said the - some of these duplicate costs, and starting first quarter next year, some of them will be gone, some of our ongoing employee training and efficiencies will still continue in the early part of next year.

Kathleen Reed: OK. And is the reason - part of the reason that your personal care appliances transition is easier, was that - was - were you sourcing that one in the other one in Mississippi already, or somewhere in Texas? And isn't it - wasn't it the OXO one had to come all the way from Illinois?

Male: Right, well the grooming part of our personal care that we moved last December came from El Paso. And what we were doing is we were moving the inventory, but we were using the same system and processes. When we moved the OXO from Monee, Illinois, that was a business that we had not shipped ourselves, it was shipped by a third party, the company that we bought OXO from during the transition, so that was new business to us. It was - the volume of orders was much higher, the size of orders were much smaller, we're doing a lot more store by store packing, so it was a much more - a complex business that we did not have experience with.

The personal care remaining appliances that we're currently moving, that move is approximately eight miles from the old warehouse to the new warehouse. We're going to - the employees that are currently shipping that business will be working in the new warehouse shipping those customers. And we are not changing the systems or processes as a result of this move.

Kathleen Reed: OK, that's really helpful. Just last quick question, if you can give us an update on Revolution and Fusion, just if - how much Fusion accounted for in personal care sales, if the pipeline was meaningful to the overall personal care sales in the quarter, and then just put some color on Brut Revolution.

Male: Yes, we do not give out sales on particular products or product lines, we probably sell over 60 different lines. But I can tell you the Fusion Tool introduction is accessible, and there are more customers coming on this year. And Brut Revolution, from what we see initially looks good, sales are in most cases better than we had expected, and these are from the major retailers. So we're very optimistic about both of those.

Kathleen Reed: OK, great. Thank you so much.

Male: Thank you.

Operator: And our second question comes from Gary Giblen, Brean, Murray, Carret.

Gary Giblen: Hi, good morning.

Male: Good morning, Gary.

Gary Giblen: Just wondering have the - is it possible the shipping problems would have any ongoing effect in terms of, you know, customer issues, or did the concessions, Tom, that you mentioned kind of take care of that, or ...

Thomas Benson: Gary, I think the shipping issues are behind us at this time. But when we were having the initial shipping issues, the focus was - with the customers was filling their current orders, and there was not a lot of discussion about new business and new opportunities. Those discussions now that we're fulfilling the day to day customer needs, we are discussing with customers and we are bringing on new products in the OXO area.

So I think we - not think, we did have a short-term impact to our new sales and new rollout opportunities in OXO until we overcame our shipping issues. I do not feel that there's going to be long-term implication of that, but there was short-term impact of it.

Gary Giblen: OK, that helps a lot. And I mean in the release it talks about gross margin pressures on both personal care and housewares, but is that just the warehouse related plus the maybe - you know, the concessions, or is it - are there other aspects of it coming from, you know, trade pressures and, you know, pricing and what not?

Male: Well it's a little of all the things that you mentioned. There is increased of course always pricing pressure, some from the - from the retailers. There's also increased costs for the products, but we believe they have stabilized because of copper prices and plastic and oil. But we're trying to offset all that by price increases, which we're putting in all divisions, and as much as we can to offset it. So we're trying to balance the increased prices versus the increased cost.

Gary Giblen: OK, thanks. Just a couple more, the - some housewares companies, you know, found that there was a - kind of a slowdown of orders in November, because retailers got cautious, having seen Wal-Mart's, you know, poor results and outlook in the early part of the fall. But I mean your sales were excellent in both segments, so the - in other words, did you see any glitch in orders? I mean is it possible the orders should have been even stronger except for that glitch?

Male: As you know, there were many quarters where we didn't have price increase of sales, and yet we achieved an eight percent sales increase in the quarter, and that is all organic, we did not buy any new companies. So, you know, we were happy with the eight percent goal, you know, we were not disappointed, I don't think we expected any more than the eight percent for the quarter.

Gary Giblen: But I mean you didn't see any detailed ordering pattern change or anything?

Male: No, you know, keep in mind that the - our third quarter is different than the calendar third quarter, our third quarter was September, October, November, so November that you just mentioned was included in these - in this eight percent growth.

Gary Giblen: Yes, good point. OK. And just finally, you know, I understand the tax rate is a range between 10 and 12 percent, but what brought it to the very low end of that range for this quarter? I mean what was the swing factor?

Thomas Benson: Well, Gary, this is Tom Benson. We file taxes in probably over 40 jurisdictions. So what you do is you really - I mean it's a mechanical process, you calculate the taxes in all the jurisdictions, and it rolls up the - I mean I feel that we are within our range for this year, and as explained last year, it was - it was lower because our European business, as we had discussed last year, was not performing very well, and we were - we were having losses in that business, which is a high tax rate jurisdiction. In our U.S. business, we did have a year ago in the quarter we had impact of the (Taxica) bankruptcy that got settled, that - again that was a U.S. tax jurisdiction impact, which is another high tax rate jurisdiction.

So it really comes down to, you know, you have to look at every single jurisdiction, and look at the results for them. And sometimes if you have unusual events, or either better or poorer performance in an area, that impacts the tax rate.

Gary Giblen: Understood. OK, thank you.

Operator: And moving on, we'll hear from Doug Lane with Avondale Partners.

Doug Lane: Yes, hi, good morning everybody.

Male: Good morning, Doug.

Doug Lane: Tom, when you went over your prepared remarks, you gave three bullets for the reason gross margins were down, and I got most of the first one regarding a mix shift within OXO. Can you elaborate on that a little bit, please?

Thomas Benson: Yes, the - in the housewares segment, which is OXO, they've been introducing some products that sell at higher price points than retail. Trash cans, tea kettles, items of that nature. Those items have a lower gross margin, OK, so that can bring your gross margin down.

Doug Lane: Got it.

Thomas Benson: OK? Direct imports, which are the majority of our direct imports are in our personal care segment, is as - when we sell to a customer on a direct import basis, we do not include below the line costs for warehousing, for distribution, we don't - a lot of times it is sold at - we take possession of the goods, and then we sell them at origin or in the Far East, and they pay the inbound freight. So we sell those goods at a lower initial gross profit margin, because we are not incurring the below the line costs, OK.

Doug Lane: Yes. No, that's very helpful. And so arguably then your SG&A - that would - those sales would have been made up on the SG&A line without the associated expenses. So can I assume that the operating margin on those sales are about the same as otherwise?

Thomas Benson: Yes, I think they are. And the third reason that I gave why gross profit was down a little, and it's what (Gerry) had mentioned also, we'd - you know, over the last year, we have had product cost increases, and we're working very hard to work with our customers to pass some of those increases on. And, you know, hopefully the cost increases are slowing down, but we had cost increases over last year.

Doug Lane: So I mean hopefully then if I'm looking out to fiscal '08, I should be building in better pricing if you're able to ((inaudible)) to those price increases, and would stabilize product costs, then we should have a more favorable gross margin situation with that dynamic next year, but will we continue the same pace of direct shipping and will the OXO business continue to have a negative mix shift next year? I'm just trying to get a feel for on the gross margin line, excluding what's going on with the warehouse, just on the gross margin line pricing and costs, is it going to be more gross margin pressures going into '08, or is that going to alleviate a little bit?

Thomas Benson: I think that, you know, as a company, we hope to expand our gross margin next year, but I mean it's not a slam dunk, there's a lot of factors in it. When you work with your customers on price increases, some of them do agree to it, but there's a time to implement them. And the cost side is - I mean we have purchase agreements on our purchase products, but they may go out from three to six months, and after that, you know, we have to renegotiate with our suppliers. So we do not have long-term purchase commitments that locks in our cost side, and as everybody knows, raising prices is a very difficult process.

Doug Lane: Yes, no question, especially to, you know, your constituency where pricing is obviously very difficult. Can you tell us where you are in that process? I just - you know, just early days, have you seen acceptance, has it been passed on at the counters or on the shelves yet? Just where are we in this price increase?

Male: Well some of it - some of it occurred in - starting in September/October, others started January 1st. And it's continuing, it's not - everybody has been increased, but it's a - it's ongoing, depends on products, customers, but it is a priority for us to increase the gross profit, or at least keep it stable next year over what it was this year.

Doug Lane: OK.

Male: Hopefully we can increase it, but certainly we don't want it to go down, and that's why we're - we institute price increases.

Doug Lane: And on balance, (Gerry), you think low single digits, mid single digits, where do you think it'll shake out at the end of the day?

Gerald Rubin: On the gross profit? Well ...

Doug Lane: No, on the percentage of pricing you should get in your sales increase next year.

Gerald Rubin: Oh, low single digits.

Doug Lane: OK. And then on the OXO, I don't - you know, we haven't talked about new OXO products, but I would like to talk a little bit about OXO, if we could, on two fronts. One on this mix shift you talked about, Tom, is this something we should look for, in other words, you know, continuing strong sales growth perhaps some margin erosion with a negative mix shift like you just talked about? And then on a separate front, OXO was up nine percent, but you know, we sort of expect it to be a double digit grower, maybe a mid teens grower. Was there something in the quarter that maybe gave it a haircut? And should we look to get back to 15 percent once you get up and running in Mississippi, or do you think that a 10 percent number's a more realistic number going forward for OXO growth?

Thomas Benson: Next year, which our next fiscal year, we're expecting double digit growth in OXO.

Doug Lane: Double digit 10 or 15, what do you think?

Thomas Benson: Double digit growth.

Doug Lane: OK.

Thomas Benson: I'm not answering the rest.

Doug Lane: OK.

Thomas Benson: The - in the fourth quarter that we're in, last year we had very strong new product introductions, we came out with a hardware line, we came out with a number of other introductions. So year-over-year, it is going to be very difficult to beat the - to beat the sales that we had a year ago for OXO in the fourth quarter.

Doug Lane: OK.

Thomas Benson: Longer term, we expect double digit sales growth for OXO.

Doug Lane: And then where do you see margins, do you see this mix shift that you talked about carrying on through '08, or was that just this year's crop of new products, and that may be a different story next year?

Thomas Benson: Well I think what we - what we want to accomplish in all our businesses is stability of gross profit, or slight growth, that's what we're trying to accomplish. So I don't see a - sometimes if they go to direct imports, what we're trying to do is overall we're trying to achieve the - close to the same results, either on a direct basis or a direct import basis. And customers, they try that, they find out, you know, what they need to do on it, and some people come back and next year choose not to do it on a direct import basis.

So I mean we work with our customers, and they have initiatives to try to do different things, and we work with them to accomplish it.

Doug Lane: OK, lastly, are you still paying a royalty to the previous owner of OXO, or has that gone away now?

Male: No, I don't - we've never paid any royalty to any previous owner.

Male: What we do pay is we pay royalties on - for the design firms that help us come up with products, that's how they get paid, they don't get any up front money, but there are no royalties. We had a initial purchase price, there was no contingent price or anything with OXO.

Doug Lane: But wasn't there a management fee when they were running the business?

Male: Well we paid them for services, transition fees, and that - those - that ended in - last February, February of 2006 that ended.

Doug Lane: OK. Thanks.

Male: Thank you.

Operator: And moving on, we'll hear from Mimi Sokolowski with Sidoti & Company.

Mimi Sokolowski: Hi. Just a few quick questions, most of mine have been answered.

(Gerry), I was curious, when you have pricing pressure, how do you accomplish price increases the next go around?

Gerald Rubin: Well actually there are two phases to price increases, one is on new products, where if you - or if it's a new product and you're paying more for that product, you price it in to what you're going to sell the products for. On older products, you just have to work with the retailer about raising prices, not only on our part, but they have to raise their prices also. So it's a give and take.

Mimi Sokolowski: The ones that you've initiated thus far, are those with new products, or are those with more mature ones?

Gerald Rubin: Well the new products, we never say that there are price increases, because that's all built in. When we say price increases, it's on the current products that we're selling that we're trying to get increased prices on.

Mimi Sokolowski: OK. And you mentioned that you're pretty excited about TIGI Bed Head. Have you gotten any indications for product placement there? I mean it seems like personal care, hair care appliances is an area where retailers wouldn't be quick to increase the shelf space.

Gerald Rubin: Well the reason I tell you that I was excited is because we've shown it to certain customers in the mass retail business, we're very excited, they're going to make space for it. Also drug chains, and ...

Mimi Sokolowski: Does that mean they would expand the shelf space for the category, or ...

Gerald Rubin: Yes.

Mimi Sokolowski: ... would that cannibalize ...

Gerald Rubin: Yes, give us ...

Mimi Sokolowski: OK.

Gerald Rubin: ... in two of the - of the cases it would be expanded shelf space.

Mimi Sokolowski: OK.

Gerald Rubin: Not taking away from our current line. But we're real excited about it, because Bed Head is a well-known professional brand, it's sold in beauty salons, and all across the country, and in - and somewhat in retailers. And we're probably the first one in the history of ((inaudible)) personal care that we're taking a professional line of products and selling them to retailers throughout the country.

Mimi Sokolowski: OK, do you worry about erosion of the brand name them?

Gerald Rubin: We do not own the brand name, that's something you'd have to ask the licenser, we're the licensee.

Mimi Sokolowski: OK.

Gerald Rubin: We're going to try to maximize the sales as much as we can, we have a - on the TIGI, we have a license on the Western Hemisphere, so we'll be selling it in Canada, in the U.S., and then subsequently in Latin America. On the - on the Toni & Guy, we - a couple of years ago, we did have it for Europe, with the new license agreement that we have for the Western Hemisphere, we have a worldwide license for Toni & Guy.

Mimi Sokolowski: OK. And the last question I had was for Tom. Thank you, (Gerry). Tom, can you give the cash flow figures for the quarter? I don't know if I saw them in the press release, but cash from operations, and any sort of maintenance cap ex you had in the quarter.

Thomas Benson: That's going to all be in our cash flow in the Q that's going to be filed later today.

Mimi Sokolowski: OK, I'll wait then. Thank you ...

Thomas Benson: OK.

Mimi Sokolowski: ... very much.

Male: Thank you, Mimi.

Operator: And now we will hear from John Harlowe with Barrow Hanley.

John Harlowe: I got to tell you, I know - and I'm trying to follow up with some of the stuff that Doug asked. And I may have some bad data, but it seems to me last quarter if you go through the numbers pretty carefully, you come up with that you've got a price increase effective of about four percent. And that would be - just a second - in your appliance business. And you ought to have year - so that's one thing that ought to imply that margins should be better.

You got a five percent differential on what you're paying for OXO, he called it a royalty, you said it's not, but it's still - there's some real money involved there.

And there are a couple of other things you would think that imply that margins would go up, so it's baffling to me that they actually go down, particularly - oh, and you got the professional line, which I think is your highest margin business that should be an improvement year-over-year. So can you add any more color to this? Because the numbers, there's something that takes away from this, and I can't understand what it is, unless it's this direct import phenomenon.

Male: Well just as Tom and I have tried to explain, you know, the gross profit is a conglomeration of a lot of different things. There is the direct import where a lot of customers now have decided that they would rather pick up the goods in Asia, then the United States, it doesn't mean we make less profit, we try to make the same profit by dollars. But since they're carrying all the costs of duties and transportation and distribution and warehousing, they pay that. So of course the percentage that we make is smaller, but then we don't have all the other costs associated with it.

On the other hand, I didn't follow about OXO being five percent less. It's a constant every day ...

John Harlowe: Let me go back and ...

Male: ... dilemma trying to increase where we have to, and where we can to increase the prices. I mean you eluded that somehow you - that we increased the prices four percent, we never mentioned that. I mean it's a - you know, it's somewhere - a goal in the - in the low digits. But I can't tell you that we increased the prices four percent over the last quarter, I mean it's a goal of ours, but ...

John Harlowe: Well doesn't your Q show that you're appliance revenues last quarter were up 9.9 percent, doesn't it tell us that the unit growth was four percent? And don't we know that you had a letter out to all your customers with a first time company across the board price increase what, four, five months ago?

Male: Yes, but they all didn't take effect four or five months ago, we gave - many of the customers gave them time to work out their inventories, and that's what I mentioned that some of them got started in September, some will start in January, it - you know, and some in March when our fiscal year starts. So the answer is all customers will get price increases, but not all items will get price increases, a lot of it depends on the customer, and are they taking new products where we can make more money? It's a mix, and I - and I think, you know, on our side we did very well considering what goes on in China, that the money exchange has dropped like five percent, oil went through the roof, copper went through the roof, the metal products that we buy at OXO, the costs went through the roof. And so what you're seeing is a - is a big effort on our part to maintain the gross profits by passing on the price increases, and on our side, we think we did a heck of a job, considering what the price increases were when we began the year last year.

But some of it's subsiding, I mean it's a - but I - you know, but there were a lot of cost increases from a lot of different factors last year.

John Harlowe: I got a follow-up question. What are your plans with Epil-Stop? I noticed that your list of logos and stuff in your press release that that's in there.

Male: You know, we're working on a national roll-out this coming year, and we think we have some great products, and hopefully in the next quarter we'll reveal that to everybody. But we have shown it to major retailers, we're excited about it, it's all new formulations, new packaging, and we're excited about that also.

John Harlowe: Will that be sold on a direct sort of telemarketing thing as before, or will that be ...

Male: No, we're getting mass retailers ...

John Harlowe: OK. Thanks so much.

Male: Thank you.

Operator: Moving on, we'll hear from Amy Norfous with Pilot Advisors. Ms. Norfous, your line is open.

Male: All right, if there are no more questions, operator, I'd like to thank everybody for listening in and participating in our third quarter conference call, and look forward to our fourth quarter, which will be our year end report, our next conference call, which should occur in May.

Operator: I do apologize, we do have a few more questions in queue, gentlemen.

Male: OK.

Operator: OK, we'll go to Steve Friedman with Wachovia Securities.

Steve Friedman: Good morning, (Gerry), Tom and Bob.

Male: Morning, Steve.

Steve Friedman: I had a question. Tom, you - and maybe you can clear this up for me, you talked about it would be - you had talked about double digit growth in the actual line, and yet it would be difficult to match this quarter or - maybe I didn't hear that correctly, maybe you can clear that up for me.

Thomas Benson: No, I think you did hear it correctly. What I said is that for the next fiscal year, we're expecting double digit growth, I said for the fourth quarter that we're in right now, we - we're expecting it to be difficult to match the prior year's sales, because in the prior year, we had significant new product introductions that are not repeating in this quarter. So I think when you look quarter to quarter, you know, you can - you can get results that people say why, why are they so much better, or why are they so much off the prior year? And that's because of the timing of roll-outs. I think when you look at a longer period of time, we expect double digit growth in OXO, and that's what - as we're putting our forecast together, and as we've looked at things already, that's what we're expecting for next year.

Steve Friedman: All right. Are you still as confident - now you did mention the higher price points for some of the products being rolled out in the OXO line, which could contribute to a little lower gross profit margin because of a higher price. Overall though, are you still as confident OXO as you were when you originally made the acquisition that it's going to be a significant contribution to Helen of Troy, along with a good gross margin contributor to the overall mix?

Male: Steve, you know, there's no question that we're excited about OXO, and we're very happy that we purchased it two years ago. You know, the sales are going to be increasing, there are a lot of new products that are coming aboard, and if someone, you know, asks me, you know, what are some of the most valuable assets that Helen of Troy owns, I would start with OXO, I think it's probably the most valuable brand that we own. Doesn't mean that the others are worth a lot less, but you know, we have great brands, and in a lot of different categories. But the OXO brand is just a great brand, and we're just happy that we own it.

Steve Friedman: Well I know you're very optimistic and excited about the brand when you initially bought it, so would you feel that overall the product mix with OXO contributing next year should help the gross profit margin, along with the new introduction of the Bed Head line?

Male: Yes, no question, we're - you know, we're looking for OXO to be a big contributor, we're looking for the Bed Head line to be a contributor too.

Steve Friedman: OK.

Thomas Benson: Steve, this is Tom Benson. We're expecting sales growth and bottom line growth next year as we reported. I think it, you know, when we look at gross margin as we explained when you're doing direct imports, you're doing this and that, it gets very - it gets very complicated exactly how things get impacted. But overall, we're expecting sales growth and bottom line growth.

Steve Friedman: That's good. Looking from where you plan to come in this year, your earnings per share expectation over $2, and sales of 660 million or excess, we'd still be looking at 30 percent increase over this year. I would think that again looking at a stock that's trading at 12 times or 11 times earnings right now, (Gerry), you might have some thoughts on the valuation of the company stock.

Gerald Rubin: Well as you know, there are some things going on in the appliance world where people are trying to buy companies, and I was looking at one today and thought that if Helen of Troy was valued at the same as what they are paying for these other companies, they're not as good marketers as Helen of Troy, Helen of Troy's stocks should be in the $40 range on a comparison basis to what people are out there bidding for companies for. That's kind of my comment.

Steve Friedman: Well and also going into the new fiscal year with the substantial decline we've seen on oil, shouldn't that have a positive impact on a - sort of a double-edged situation where maybe the price increases on cost of goods should slow as well as retail demand be enhanced?

Male: Well as far as the pricing, the lowering of oil will help stabilize the prices. Recently, we have not received any new price increases, I think they're more or less stabilized. And if oil does keep going down, and a lot of our products are plastic, we will be asking for price reductions. But at least it's stabilized now, we can't - we're not getting any major increases right now, and like I said, we may as the months go on be asking for decreases. There is a positive there.

How that impacts the retail sales, it's - on the consumer side it's hard to tell.

Steve Friedman: OK, thank you very much.

Male: OK, thank you, Steve.

Operator: And our next question comes from Kathleen Reed, (Stanford) Financial.

Kathleen Reed: Hi, just a quick follow-up question. The other income was a positive other income this quarter versus an expense last quarter. Can you just tell us what the big swing was in your other income line?

Male: Kathleen, all those details are in the Q, we go through a comparison of this year versus last year.

Kathleen Reed: OK, and last question is, on your last 10-Q, and maybe this answer will be in there too, but if you could give it now, that would be great. But inventory de-stocking was negatively impacting the Idelle Labs business. Was Idelle Labs positive in this quarter? You don't have to say the amount, but if the sales for the Idelle Labs business was positive.

Male: The - our worldwide sales for Idelle Labs was positive this quarter.

Kathleen Reed: OK, great. Thank you.

Male: Thank you.

Operator: Next question, Doug Lane, Avondale Partners.

Doug Lane: Yes, hi, quick follow-up question. (Gerry), are you looking to replace the position that (Chris Terameros) vacated last year?

Gerald Rubin: Well, you know, what we have is as we announced on Monday, Dick Dwyer is joining us, and you can - in business operations. And you can - and you can read all about that, I don't - I don't want to go into it. And that was some of what (Chris) did, and there'll be other announcements coming.

Doug Lane: But not at (Chris') level, or with a board seat?

Gerald Rubin: Well I can't tell you that right now.

Doug Lane: OK, fair enough. Thanks, (Gerry).

Operator: And we have a follow-up from Mimi Sokolowski, Sidoti & Company.

Mimi Sokolowski: Thanks, just one or two probably for you, (Gerry). In trying to get an idea of what we could expect from OXOs gross margin in fiscal 2008, can you give me an idea of how (Alex) and his team are motivated, how they're incentivized, whether it be top line goals, or certain ((inaudible)) inventory management?

Gerald Rubin: You know, everybody who works for Helen of Troy in management is compensated based on profit, not on top ...

Mimi Sokolowski: OK.

Gerald Rubin: ... line.

Mimi Sokolowski: OK.

Gerald Rubin: That includes me, so everybody's looking for the bottom line, that's how we all get salary and bonuses.

Mimi Sokolowski: Got you. And one quick one, are you considering any potential asset sales?

Gerald Rubin: Potential asset sales? No ...

Mimi Sokolowski: Yes.

Gerald Rubin: ... I'm looking for acquisitions if you know any. We're building up our war chest.

Mimi Sokolowski: OK.

Gerald Rubin: And we're looking for acquisitions.

Mimi Sokolowski: All right, thank you very much.

Gerald Rubin: Thank you.

Operator: And we have a follow-up from Steve Friedman, Wachovia Securities.

Steve Friedman: Maybe this should be for you, Tom. It was a question I had forgot to ask. Is the direct import program and usage of your end consumer impacting at all or the efficiency or the usage of the new warehouse, or would it?

Thomas Benson: I think that in the last quarter, direct imports as a percentage of our sales year-over-year has grown, but it's not such a large percent that it's affecting our warehouse operations. It's not like we have, you know - as we mentioned, we are - we are continuing to move into the warehouse, right now we have the unused capacity. When we move in there, we feel we're going to be utilizing the warehouse to a capacity that is efficient, we're not going to have a lot of room available, and we're not going to have a lot unused.

Steve Friedman: So the direct import, should that increase - you don't foresee that as impacting the capacity utilization of the new warehouse?

Thomas Benson: No, we hope to continue to grow our sales, as (Gerry) said, we're - we want to do acquisitions, we want to - we hope that our growth in other areas will be greater than the direct import growth increase.

Steve Friedman: Thanks again.

Male: Thank you, Steve.

Operator: And gentlemen, there are no further questions. I'll go ahead and turn the call back over to Gerald Rubin to conclude.

Gerald Rubin: Operator, are there anymore calls?

Operator: We have nothing further.

Gerald Rubin: OK, well thank you again for everybody that participated in this conference call, and I am looking forward to speaking to you when we finish our fiscal year and report early May. Thank you again.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112, with replay pass code of 9456066. This concludes our conference call for today. Thank you all for participating and have a nice day.

END